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                                                                 EXHIBIT (A)(5)

COOPER RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE


                           COOPER RIVER ANNOUNCEMENT

         GREENVILLE, SOUTH CAROLINA, September 25, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Davidson Growth Plus, L.P., Davidson Income Real Estate, L.P., Davidson Diversified Real Estate I, L.P., Davidson Diversified Real Estate II, L.P. and Davidson Diversified Real Estate III, L.P. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday October 2, 1998. The offers were previously scheduled to expire at 12:00 midnight on Thursday, September 24, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on September 24, 1998, approximately 2,879 interests had been tendered pursuant to the Davidson Growth Plus offer, approximately 2,614.25 interests had been tendered pursuant to the Davidson Income Real Estate offer, approximately 70.4 interests had been tendered pursuant to the Davidson Diversified Real Estate I offer, approximately 140.5 interests had been tendered pursuant to the Davidson Diversified Real Estate II offer and approximately 219.25 interests had been tendered pursuant to the Davidson Diversified Real Estate III offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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